Exhibit 99.1

www.brileyfin.com

B. Riley Financial Appoints Former U.S. Representative Mimi Walters to its Board of Directors

Walters brings significant business, finance

and public sector experience to Company’s Board

LOS ANGELES, July 16, 2019 – B. Riley Financial, Inc. (NASDAQ:RILY), a diversified financial services company which operates through several wholly-owned subsidiaries, today announced the appointment of Mimi Walters to the Company’s Board of Directors, effective July 12, 2019. Ms. Walters brings significant business, finance and policy expertise with more than 20 years of public service and private sector experience. The appointment of Ms. Walters brings the number of Directors on the Company’s Board to nine, of which six are independent. As Director, she will also serve on the Board’s Governance Committee.

“Mimi offers unique insights and perspectives to our company given her long tenure in public service and experience working with and on behalf of various businesses across the state of California,” said Bryant Riley, Chairman and Co-CEO, B. Riley Financial. “We are excited to welcome Mimi to B. Riley and look forward to her contributions to our Board.”

Ms. Walters is a former U.S. Representative from California’s 45th Congressional District. She has worked on key legislation, business and policy initiatives related to technology, energy, environmental and healthcare, including the opioid crisis and veterans’ medical services. As a member of House leadership, she served on the Energy and Commerce Committee, the Judiciary Committee and the Transportation and Infrastructure Committee.

Prior to her election to the U.S. House of Representatives, Ms. Walters was a member of the California State Senate where she served on the Banking and Financial Institutions Committee and as vice chair for the Public Employment and Retirement Committee. She previously served as a member of the California State Assembly and as mayor, city council member and chair of the city council's Investment and Banking Committee in Laguna Niguel, CA. Prior to her career in public service, Ms. Walters was an investment professional at Drexel Burnham Lambert and Kidder, Peabody & Co. She earned a B.A. in political science from the University of California, Los Angeles.

About B. Riley Financial

B. Riley Financial (NASDAQ:RILY) provides collaborative financial services and solutions tailored to fit the capital raising and financial advisory needs of public and private companies and high-net-worth individuals. The Company operates through several wholly-owned subsidiaries, including B. Riley FBR, a full-service investment bank and institutional brokerage; Great American Group, a leading provider of asset disposition, appraisal, corporate advisory and valuation services; GlassRatner, a specialty financial advisory services and consulting firm; B. Riley Wealth Management, B. Riley Asset Management and B. Riley Alternatives, which offer investment management to institutional and high net worth investors; Great American Capital Partners, which originates and underwrites senior secured loans for asset-rich companies; and B. Riley Principal Investments, which invests in or acquires companies and assets with attractive return profiles. For more information, visit www.brileyfin.com.

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Contacts

Investor Relations	Media Relations
B. Riley Financial	Jo Anne McCusker
ir@brileyfin.com	jmccusker@brileyfin.com
(310) 966-1444	(646) 885-5425

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY